Exhibit 19

INSIDER TRADING POLICY

APPROVED BY THE BOARD OF DIRECTORS EFFECTIVE JANUARY 12, 2024

I.	BACKGROUND

The Board of Directors of New Horizon Aircraft Ltd. (the “Board”), dba Horizon Aircraft, together with any subsidiaries or affiliates it controls, (collectively, the “Company” or “Horizon”) has adopted this Whistleblower policy to ensure compliance with applicable securities trading regulations.

Anyone who has knowledge of material non-public information may be considered an Insider for purposes of federal securities laws prohibiting insider trading. It is a violation of federal securities laws for any officer, director, or employee of the Company to:

a)	Trade in securities of the Company while aware of material non-public information concerning the Company; or

b)	Communicate, tip, or disclose material non-public information to outsiders such that they may trade in securities of the Company based on that information.

To prevent actual and the appearance of improper insider trading or tipping, the Company has adopted this Insider Trading Policy (the “Policy”) for all of its directors, officers, and employees and their family members, as well as for others who have access to information through business relationships with the Company.

The consequences of prohibited insider trading or tipping can be severe. Violation of this Policy by any officer or employee may result in disciplinary action by the Company up to and including immediate termination for cause. Moreover, persons violating insider trading or tipping rules may be required to:

a)	Disgorge the profit made or the loss avoided by the trading, whether received by the insider or someone receiving a tip;

b)	Pay significant civil penalties; and

c)	Pay a criminal penalty and serve time in prison.

II.	SCOPE

Covered Persons

This Policy covers all directors, officers, and employees of the Company and their respective family members as well as any outsiders whom the Chief Compliance Officer (defined below) may designate as Insiders because they have access to material non-public information concerning the Company.

Covered Transactions

This Policy applies to all transactions in the Company’s securities. For purposes of the Policy, the Company’s securities include its common stock, options to purchase or sell common stock and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities and short sales (collectively, “Company Securities”).

Transactions in Company Securities include not only market transactions, but also private sales of Company Securities, pledges of Company Securities to secure a loan or margin account, as well as charitable donations of Company Securities.

Policy Delivery

The Policy will be delivered to all directors, officers, employees, and other designated persons at the commencement of their relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each recipient must sign an acknowledgment that he or she has received a copy of the Policy and agrees to comply with the Policy’s terms.

III.	SECTION 16 PERSONS AND DESIGNATED EMPLOYEES

Section 16 Persons

Each member of the Board and those officers of the Company designated by the Board to be Section 16 officers of the Company are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) (“Section 16 Persons”). Section 16 Persons must obtain prior approval of all trades in Company Securities from the Company’s Chief Compliance Officer in accordance with the procedures set below.

Designated Employees.

In addition to Section 16 Persons, the Chief Compliance Officer may designate additional officers and employees as Designated Employees. Designated Employees are those officers or employees or outside consultants or contractors that the Company considers, because of their duties, to have access to material non-public information.

IV.	DEFINITION OF MATERIAL NON-PUBLIC INFORMATION Material Information

Material Information is any information about the Company that a reasonable investor would consider relevant in making an investment decision to buy or sell the Company’s Securities. If an investor would want to buy or sell securities based in any part on the information, the information should be considered material. Material information is any type of information that could reasonably be expected to affect the price of Company Securities. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be included:

a)	Financial performance, particularly quarterly and annual earnings;

b)	Significant changes in financial performance outlook or liquidity of the Company as a whole or of a reporting segment of the Company’s business;

c)	Company projections that significantly differ from external expectations;

d)	Potential mergers and acquisitions or the sale of significant Company assets or subsidiaries;

e)	New major contracts, orders, suppliers, customers or finance sources, or the loss thereof;

f)	Major discoveries or significant changes or developments in products or product lines, research, or technologies;

g)	Approvals or denials of requests for regulatory approval by government agencies of products, patents, or trademarks;

h)	Significant changes or developments in supplies or inventory, including significant product defects, recalls, or product returns;

i)	Significant pricing changes;

j)	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;

k)	Significant changes in management;

l)	Significant labor disputes or negotiations, including possible strikes;

m)	Actual or potential exposure to major litigation, or the resolution of such litigation;

n)	Possible proxy contests;

o)	Imminent or potential changes in the Company’s credit rating by a rating agency;

p)	Voluntary calls of debt or preferred stock of the Company;

q)	The contents of forthcoming publications that may affect the market price of Company Securities;

r)	Statements by stock market analysts regarding the Company or its securities;

s)	Significant changes in sales volumes, market share, production scheduling, product pricing, or mix of sales;

t)	Analyst upgrades or downgrades of a Company Security;

u)	Significant changes in accounting treatment, write-offs or effective tax rate;

v)	Impending bankruptcy or financial liquidity problems of the company or one of its subsidiaries or significant business partners;

w)	Gain or loss of a substantial customer or supplier; or

x)	A significant cybersecurity incident experienced by the Company.

Non-public Information

Information is considered non-public until it has been widely disseminated to the public through SEC filings, major newswire services, national and financial news services and there has been sufficient time for the market to digest that information. For the purposes of this Policy, information will be considered public after the close of trading on the second full business day after the Company’s widespread public release of the material information. Accordingly, no transaction may take place until the third business day after the disclosure of the material information.

V.	STATEMENT OF COMPANY POLICY AND PROCEDURES

Prohibited Activities

Horizon has incorporated the following prohibited activities into its Insider Trading Policy:

a)	No Insider may trade in Company Securities while aware of material non-public information concerning the Company;

b)	No Insider may trade in Company Securities during any special trading blackout periods as designated by the Chief Compliance Officer. The deviation of any blackout period as well as those Insiders subject to the blackout shall be determined by the Chief Compliance Officer. Moreover, the Insider will not disclose to any person the applicability of a special blackout period without prior permission of the Chief Compliance Officer;

c)	No Section 16 Person or Designated Employee may trade in Company Securities without prior written approval of the Chief Compliance Officer;

d)	No Section 16 Person or Designated Employee may trade in Company Securities outside of the permitted trading windows described below;

e)	The Chief Compliance Officer may not trade in Company Securities unless approved by the Chief Operating Officer or Chief Executive Officer in accordance with the procedures set forth below;

f)	No Insider may tip or disclose material non-public information concerning the Company to any outside person, including family members, even if that person is expected to hold such information in confidence, unless required as part of that Insider’s regular duties for the Company or authorized by the Chief Compliance Officer. In the case of inadvertent disclosure to an outside person, the Insider must advise the Chief Compliance Officer as soon as the inadvertent disclosure has been discovered. To protect against inadvertent disclosures, all inquiries from outsiders regarding material non-public information about the Company must be conveyed to the Chief Compliance Officer;

g)	No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material non-public information about the Company;

h)	No Insider may trade in any interest or position relating to the future price of Company Securities, such as a put, call, or short sale; and

i)	Without the specific prior approval of the Chief Compliance Officer, the Chief Executive Officer or the Audit Committee, no Insider shall respond to market rumors or otherwise make any public statements regarding the Company or its prospects. This includes responding to or commenting on Internet-based bulletin boards or social media platforms. If you become aware of any rumors or false statements, you should report them to the Chief Compliance Officer.

Trading Windows and Blackout Periods

Provided that no other restrictions on trading in Company Securities apply, Section 16 Persons and Designated Employees may trade in Company Securities during the period beginning at the close of trading two full trading days following the Company’s widespread public release of quarterly or year-end earnings and ending on the 15th trading day of the third month following the end of the preceding fiscal quarter.

Notwithstanding the above provisions, any Section 16 Person or Designated Employee that are aware of material non-public information concerning the Company may not trade in Company Securities during a trading window until two business days after such material non-public information has been subject to the Company’s widespread public release of the information.

Procedures for Approving Trades by Section 16 Individuals

No Section 16 Person or Designated Employee may trade in Company Securities until:

a)	The Section 16 Person or Designated Employee seeking to trade has notified the Chief Compliance Officer in writing at least two business days prior to the proposed trades and the amount and nature of the proposed trades; and

b)	The Section 16 Person or Designated Employee seeking to trade has certified in writing to the Chief Compliance Officer before the proposed trades that they are not aware of material non-public information concerning the Company.

The existence of the foregoing approval procedures does not in any way obligate the Chief Compliance Officer to approve any trades requested by Section 16 Persons Designated Employees.

All trades approved under this section must be exercised within two days of the approval (the “Approval Period”). Provided, however, if the Insider comes into possession of material non-public information before trading, the Insider may not trade. Trades not exercised within the Approval Period require a revised approval from the Chief Compliance Officer.

VI.	EXCEPTIONS TO APPLICATION OF POLICY

Employee Benefit Plans

The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to any Horizon Stock Purchase Plan pursuant to the terms and conditions of those plans. However, no officer or employee may alter his or her instructions regarding the purchase or sale of Company Securities in such plans:

a)	While aware of material non-public information;

b)	In the case of Section 16 Persons or Designated Employees, prior to receiving approval of the purchase or sale as described above; and

c)	In the case of Section 16 Persons and Designated Employees, while any applicable trading window is closed or applicable blackout period is in effect.

Stock Option Plans

Insiders may exercise company stock options where no company stock is sold in the market. Cashless sales are considered under this Policy to be transactions in Company Securities and must comply with the provisions of this Policy, including the applicability of any prior approval, trading window, or blackout period requirements as they may apply to an Insider. No cashless sale is permitted when the insider is in possession of material, non-public information, except as provided below.

Rule 10b5-1 Plans

Exchange Act Rule 10b5-l was adopted by the SEC to protect persons from insider trading liability for transactions under a written trading plan previously established at a time when the insider did not possess material non-public information. Under a properly established 10b5-1 plan with respect to securities (a “10b5-1 Plan”), Insiders may complete transactions in Company Securities at any time, including during blackout periods and outside trading windows or even when the Insider possesses material non-public information.

Accordingly, a 10b5-1 Plan offers the ability for Insiders to establish a systematic program of transactions in Company Securities over periods of time that might include periods in which such transactions would otherwise be prohibited under the federal securities laws or this policy. A variety of arrangements can be structured to meet the requirements of Rule 10b5-1. In particular, a 10b5-1 Plan can take the form of a blind trust, other trust, pre-scheduled stock option exercises and sales, pre-arranged trading instructions and other brokerage and third-party arrangements over which the Insider has no control once the plan takes effect.

Insiders who desire to implement a 10b5-1 Plan must first obtain approval of the plan by the Chief Compliance Officer. To be eligible for approval, the 10b5-1 Plan:

a)	Must be established during a trading window (and not during any other black-out period);

b)	Must be in writing;

c)	Must either irrevocably set forth the future date or dates on which purchase or sale of securities are to be made, the prices at which the securities are to be purchased or sold, the broker who will be responsible for effecting the transactions (or method of transaction if not through a broker), or provide a formula for determining the price of the securities to be purchased or sold and the date or dates on which the transactions are to be completed; and

d)	May not permit the direct or indirect exercise of any influence over the timing or terms of the purchase or sale by the Insider.

The Chief Compliance Officer will maintain a copy of all 10b5-1 Plans.

The Insider must provide the Chief Compliance Officer written notice of any termination or modification plans, and such modification must be approved in writing by the Chief Compliance Officer prior to effectiveness.

VII.	REPORTING OF VIOLATIONS

Any Insider who violates this Policy or any federal, state, provincial, or securities rule or law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Chief Compliance Officer. Upon receipt of notice of a potential violation of this Policy, the Chief Compliance Officer will take the following actions:

a)	Make inquiry with assistance of legal counsel to determine whether a violation has occurred;

b)	Report the potential violation of this Policy to the Audit Committee Chairperson if the Chief Compliance Officer concludes a violation occurred or if the Chief Compliance Officer is unable to conclude that no violation occurred; and

c)	Upon determining that any such violation has occurred, in consultation with the Company’s Audit Committee Chairperson and, as appropriate, the Board, will determine whether the Company should release any material non-public information.

If the Chief Compliance Officer or Audit Committee Chairperson determines that a violation of the Policy occurred, they may discipline the Insider, including immediate termination. The Audit Committee may also report the violation to relevant enforcement agencies.

VIII.	INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Chief Compliance Officer.

IX.	CHIEF COMPLIANCE OFFICER

The Company has designated its Chief Financial Officer as its Chief Compliance Officer. The Chief Compliance Officer, in consultation with the Company’s Chief Operating Officer and Chief Executive Officer, will review and either approve or prohibit all proposed trades by Section 16 Persons in accordance with the procedures set forth above.

In addition to the trading approval duties described above, the duties of the Chief Compliance Officer shall include the following:

a)	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures;

b)	With the assistance of the Human Resources department, overseeing the training of new and existing officers, directors, employees and others on the requirements of this Policy;

c)	Responding to all inquiries relating to this Policy and its procedures;

d)	Designating and announcing special trading blackout periods during which Insiders, that the Chief Compliance Officer determines, may not trade in Company Securities;

e)	Providing copies of this Policy and other appropriate materials to all current and new directors, officers, employees and such other persons whom the Chief Compliance Officer determines may have access to material non-public information concerning the Company, and ensuring that the Human Resources department has collected and maintained the required certification of employee receipt of the Policy;

f)	Administering, monitoring, and enforcing compliance with all federal, state, provincial, and other insider trading statutes, regulations, and rules; and

g)	Proposing recommendations for revisions to the Policy to the Board as necessary to reflect changes in insider trading laws, regulations, or rules.

The Chief Compliance Officer may designate one or more individuals who may perform the Chief Compliance Officer’s duties in the event that the Chief Compliance Officer is unable or unavailable to perform such duties.